EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	S. Mae Fujita Numata, Senior Vice President Chief Financial Officer and Corporate Secretary, Fisher Communications, Inc. (206) 404-6776
FISHER COMMUNICATIONS ANNOUNCES CONTINUED IMPROVEMENT WITH FIRST QUARTER 2007 RESULTS
SEATTLE—(BUSINESS WIRE)—April 26, 2007—Fisher Communications, Inc. (NASDAQ: FSCI) today announced its financial results for the quarter ended March 31, 2007.
The Company reported an increase in revenue of 10 percent in the first quarter of 2007 to a total of $34.2 million, as compared to $31.1 million in the first quarter of 2006. “We gained solid revenue and net operating results in the first quarter of 2007 – especially in our large-market Univision-affiliated television stations and our Seattle radio stations,” commented Colleen B. Brown, President and CEO of Fisher Communications. “Though the first quarter of the year is generally seasonally lower in the broadcasting industry, we are very encouraged by our first quarter 2007 results and the launch of our Seattle Univision television station, KUNS.” Television revenue increased $1.7 million, or 8 percent, in the first quarter of 2007, in comparison to the first quarter of 2006; radio revenue increased $0.8 million, or 13 percent, in the same period. These increases in broadcasting revenue occurred in both the national and local revenue categories, compared to first quarter 2006 results which were positively impacted by ABC’s broadcast of the Seattle Seahawks in the Superbowl.
Fisher Plaza revenue increased 28 percent in the first quarter of 2007, primarily as a result of increased occupancy and services fees. Fisher Plaza occupancy was 94% as of March 31, 2007.
The Company’s net loss for first quarter 2007 and 2006 of $ 1.2 million and $1.7 million, respectively, was comprised of both continuing and discontinued operations. First quarter 2007 loss from continuing operations was $1.3 million, compared to loss from continuing operations for first quarter 2006 of $1.8 million. Income from discontinued operations was de minimis in both quarters. Discontinued operations reflect the after-tax operating results attributable to our small-market radio stations held for sale.
The Company will hold its annual meeting of shareholders on Thursday, April 26, 2007, at 10:00 AM Pacific Time. The presentations at the annual meeting are expected to include information regarding the Company’s operating results for the quarter ended March 31, 2007; therefore, the Company does not intend to hold a separate quarterly conference call.

The combined annual meeting and first quarter 2007 presentations are being webcast and can be accessed at the investor information page of Fisher Communication’s Web site at www.fsci.com. A replay of the webcast will be available until Thursday, May 3, 2007, and will also be accessible at the Fisher Web site, as is other information about Fisher Communications.
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Fisher Communications, Inc. is a Seattle-based communications company that owns or manages twelve full power and seven low power television stations and nine radio stations in the Pacific Northwest. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 31
(in thousands, except per-share amounts) Unaudited	2007	2006

Revenue	$34,243	$31,081
Costs and expenses
Direct operating costs	14,275	12,831
Selling, general and administrative expenses	14,038	13,340
Amortization of program rights	2,423	2,271
Depreciation and amortization	2,841	2,516

	33,577	30,958

Income from operations	666	123
Other income, net	1,170	886
Interest expense	(3,494)	(3,454)

Loss from continuing operations before income taxes	(1,658)	(2,445)
Benefit for federal and state income taxes	(390)	(658)

Loss from continuing operations	(1,268)	(1,787)
Income from discontinued operations, net of income taxes	23	86

Net loss	$(1,245)	$(1,701)

Income (loss) per share:
From continuing operations	$(0.14)	$(0.21)
From discontinued operations	—	0.01

Net loss per share	$(0.14)	$(0.20)

Weighted average shares outstanding	8,720	8,706

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	December 31
(in thousands) Unaudited	2007	2006

Assets
Current assets	$48,658	$57,058
Marketable securities, at market value	200,136	188,307
Other assets	104,131	104,005
Property, plant and equipment, net	148,501	148,207

Total assets	$501,426	$497,577

Liabilities and stockholders’ equity
Current liabilities	$19,668	$26,044
Long-term debt	150,000	150,000
Deferred income taxes	58,116	54,414
Other liabilities	27,567	27,554

Total liabilities	255,351	258,012

Stockholders’ equity, other than accumulated other comprehensive income	119,003	120,071
Accumulated other comprehensive income, net of income taxes	127,072	119,494

Total stockholders’ equity	246,075	239,565

Total liabilities and stockholders’ equity	$501,426	$497,577